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                                                                      EXHIBIT 99

[DUSA LOGO]
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA PHARMACEUTICALS, INC. (R)

FOR RELEASE AT 8:00 A.M.


                DUSA ANNOUNCES INCREASED FOURTH QUARTER AND 2004
                     LEVULAN(R) KERASTICK(R) END-USER SALES

WILMINGTON, MA. JANUARY 13, 2005 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS: DUSA) today announced increased fourth quarter (Q4) and full year Levulan(R) Kerastick(R) end-user sales, along with Q4 and full year 2004 BLU-U(R) placements.

For Q4 2004, end-user Kerastick sales to physicians totaled 26,322, consisting of 22,944 sold in the United States (US), and 3,378 sold by Coherent-AMT, our Canadian marketing and distribution partner. During Q3 2004, Kerastick sales totaled 20,196, including 18,870 in the US and 1,326 in Canada. During Q4 2003, US Kerastick sales totaled 5,478, with no sales in Canada at that time.

For full-year 2004, 76,482 Kerastick units were sold, including 69,870 in the US and 6,612 in Canada, versus a total of 11,172 sold during 2003, all in the US.

In percentage terms, 2004 Kerastick sales growth from Q3 to Q4 was 30% in total and 22% in the US versus 13% sales growth in total and 18% in the US from Q2 to Q3 2004. Q4 2004 sales vs. Q4 2003 sales were up by 381%, while overall 2004 sales were up 585% vs. 2003 total sales.

The net number of BLU-U units placed in doctors' offices during the fourth quarter was 44, consisting of 29 in the US and 15 in Canada. For the full year 2004, 508 BLU-U units (net) were placed and a total of 914 units were in doctor's offices by the end of 2004, consisting of 813 in the US and 101 in Canada, versus 406 at the end of 2003, all of which were installed in the US. As announced previously, BLU-U sales during Q4 were expected to be modest due to inventory supply constraints. We have ordered additional BLU-Us, and expect to be re-supplied prior to the annual meeting of the American Academy of Dermatology in mid-February, 2005.

Dr. D. Geoffrey Shulman, DUSA's Chairman and CEO, stated "We are very pleased by the strong quarterly and annual growth in Kerastick sales, reflecting the increasing interest in, and demand for, our therapy. Based on these trends, we are looking forward to making 2005 another successful year."

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical conditions, with its primary focus in dermatology. PDT and PD utilize light-activated compounds to induce a therapeutic or detection effect. DUSA maintains offices in Wilmington, MA, Valhalla, NY and Toronto, Ontario.



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Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risks and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the expectations for the timing of receipt of BLU-U inventory and performance for 2005. Such risks and uncertainties include, but are not limited to, dependence on third-party manufacturers, the Company's ability to continue to penetrate the market, maintenance of its patent portfolio, and other risks identified in our SEC filings from time to time, including those contained in DUSA's Form 10-K for the year ended December 31, 2003.

For further information contact:
D. GEOFFREY SHULMAN, MD, Chairman and CEO or SHARI LOVELL, Director, Shareholder Services Tel: 416.363.5059
Fax: 416.363.6602 or visit www.dusapharma.com